Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 25, 2007 (September 21, 2007 as the effects of the restatement as discussed in Note 3) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 3) relating to the financial statements and financial statement schedule of Neutral Tandem, Inc. and subsidiaries appearing in the Prospectus included in Registration Statement No. 333-140127.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

November 7, 2007